Exhibit 99.1

Revance Releases Fourth Quarter and Full Year 2015 Results
- Announces 2016 Outlook -
- On Track to Achieve Multiple Clinical Development Milestones in 2016 -

NEWARK, Calif., March 2, 2016 - Revance Therapeutics, Inc. (NASDAQ:RVNC), a biotechnology company developing botulinum toxin products for use in aesthetic and therapeutic indications, announced today results for the fourth quarter and full year ended December 31, 2015 and provided its 2016 financial outlook.

Recent Highlights and Upcoming Milestones

•	Clinical Development - DaxibotulinumtoxinA Topical Gel (RT001)

◦
Continued active enrollment in REALISE 1, a Phase 3 trial for patients with moderate to severe lateral canthal lines (crow’s feet). Revance plans to release 28-day top-line results from this Phase 3 trial by the end of the second quarter of 2016.

◦
Announced positive interim results from a Phase 2 trial for axillary hyperhidrosis in December 2015, showing measurable reduction in excessive underarm sweating following a single application at the time of treatment. Revance expects to initiate an additional, larger Phase 2 hyperhidrosis trial in the second half of 2016.

•	Clinical Development - DaxibotulinumtoxinA for Injection (RT002)

◦	Reported positive top-line interim data from BELMONT Phase 2 Active Comparator Trial of RT002 injectable for the treatment of glabellar (frown) lines in October 2015 and have begun preparing for an End-of-Phase 2 meeting with the U.S. Food and Drug Administration planned for the first half of 2016. Revance expects to initiate a Phase 3 clinical program in the second half of 2016.

◦	Completed enrollment in first cohort of the Phase 2 dose-escalating clinical trial for the treatment of cervical dystonia. Revance expects to report interim results in the first half of 2016.

•	Appointed Abhay Joshi, PhD, a seasoned executive with global experience in neurotoxins, biopharmaceuticals, and medical devices, as Chief Operating Officer.

"With positive clinical trial results reported for both RT001 topical and RT002 injectable in 2015, we were able to demonstrate the viability of our two neurotoxin drug candidates, while simultaneously establishing a foundation of financial and operational stability as we move closer to commercialization,” said Dan Browne, President and Chief Executive Officer of Revance. “We currently have four active clinical development programs well underway, targeting both aesthetic and therapeutic indications, with many more opportunities on the horizon as we work to establish a powerful new botulinum toxin franchise. The $3 billion neurotoxin market continues to expand, with a growing number of physicians and patients looking forward to the first, differentiated botulinum toxin to be introduced in nearly 30 years. Revance is building a reputation for advancing drug delivery by fueling innovations we believe can have a lasting impact on people’s lives.”
Summary Financial Results
Research and development expenses for the fourth quarter and full year ended December 31, 2015 were $15.0 million and $47.5 million, respectively, compared to $9.1 million and $33.4 million for the same periods in 2014, respectively. The increase in research and development expenses is primarily attributable to increased personnel costs and expenditures related to our ongoing clinical trials.
General and administrative expenses for the fourth quarter and full year ended December 31, 2015 were $6.9 million and $25.1 million, respectively, compared to $4.8 million and $19.0 million for the same periods in 2014, respectively. The increase in general and administrative expenses is primarily attributable to increased personnel costs, legal matters, and administrative activities.

Total operating expenses for the fourth quarter and full year ended December 31, 2015 were $21.9 million and $72.6 million, respectively, compared to $13.9 million and $52.4 million for the same periods in 2014, respectively. Stock-based compensation for the fourth quarter and full year ended December 31, 2015 was $5.1 million and $12.4 million, respectively. When excluding depreciation and stock-based compensation, total operating expenses for the fourth quarter and full year ended December 31, 2015 were $16.4 million and $58.2 million, respectively.
Net loss for the fourth quarter and full year ended December 31, 2015 was $22.1 million and $73.5 million, respectively, compared to $14.2 million and $62.9 million for the same periods in 2014, respectively. Upon completion of the IPO in February 2014, Revance recorded non-cash interest expense, including loss on extinguishment, of $9.6 million in connection with the settlement of previously outstanding convertible notes.
Cash and investments as of December 31, 2015 were $254.1 million.
2016 Financial Outlook
Revance expects its 2016 non-GAAP operating expense to be in the range of $95 to $105 million, excluding depreciation of $2 to $3 million and estimated stock-based compensation of $15 to $17 million. The company expects its cash burn for 2016 to be in the range of $105 to $115 million. Revance anticipates 2016 non-GAAP research and development expense to be in the range of $72 to $78 million, excluding depreciation of $2 to $3 million and estimated stock-based compensation of $8 to $9 million.

For modeling purposes and assuming no material issuances of equity, we expect 2016 weighted average number of shares outstanding will be approximately 28 to 29 million.
Conference Call

Individuals interested in listening to the conference call today, March 2, at 1:30pm PT/4:30pm ET may do so by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers and reference conference ID: 39010301; or from the webcast link in the investor relations section of the Company's website at: http://investors.revance.com/index.cfm.

A replay of the call will be available beginning today at 4:30pm PT/7:30pm ET through midnight on March 3, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 39010301. The webcast will be available in the investor relations section on the Company's website for 30 days following the completion of the call.

About Revance Therapeutics, Inc.
Revance, a Silicon Valley-based biotechnology company, is committed to the advancement of remarkable science. The company is developing a portfolio of products for aesthetic medicine and underserved therapeutic specialties, including neurology. Revance’s trajectory to commercial success begins with the company’s novel and proprietary TransMTS® carrier-peptide delivery system, which is uniquely designed to target and transport macromolecules to their desired location.
Revance’s journey to market starts with the neurotoxin daxibotulinumtoxinA, the company’s highly purified botulinum toxin type A. The TransMTS technology is used in the delivery of botulinum toxin through two novel drug product candidates: DaxibotulinumtoxinA Topical Gel (RT001) that permits needle-free application, and DaxibotulinumtoxinA for Injection (RT002), which is designed to enable targeted administration and long-lasting effect. Revance is developing RT001 and RT002 for a broad spectrum of aesthetic and therapeutic indications, including facial wrinkles, excessive sweating and muscle movement disorders. The company holds worldwide rights for all indications of RT001, RT002 and the TransMTS technology platform. Beyond botulinum toxin, Revance expects the TransMTS technology can be applied to transdermal, mid-dermal or deep tissue delivery of a variety of other macromolecules. More information on Revance can be found at www.revance.com.
"Revance Therapeutics", TransMTS®, “Remarkable Science Changes Everything”, and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Revance Therapeutics’ financial outlook and other financial performance, and about our investigational drug product candidates, including but not limited to statements about our business strategy, clinical development, timeline and other goals and market for our anticipated products, plans and prospects and statements about potential benefits of our drug product candidates and our technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance's periodic filings with the Securities and Exchange Commission (the "SEC"), including factors described in the section entitled "Risk Factors" of our quarterly report on Form 10-Q filed November 10, 2015. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements
Use of Non-GAAP Financial Measures

Revance has presented certain non-GAAP financial measures in this release. This release and the reconciliation tables included herein include total non-GAAP operating expense and non-GAAP R&D expense, both of which exclude depreciation and stock-based compensation. Revance excludes depreciation costs and stock-based compensation expense because management believes the exclusion of these items is helpful to investors to evaluate Revance's recurring operational performance. Revance management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
Contacts
Investors:
Revance Therapeutics, Inc.
Jeanie Herbert
(714) 325-3584
jherbert@revance.com

Trade Media:
Nadine Tosk
(847) 920-9858
nadinepr@gmail.com

REVANCE THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	As of December 31,
	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$201,615	$171,032
Short-term investments	50,688	—
Restricted cash, current portion	35	75
Prepaid expenses and other current assets	1,625	1,624
Total current assets	253,963	172,731
Property and equipment, net	19,708	19,274
Long-term investments	1,751	—
Restricted cash, net of current portion	400	435
Other non-current assets	—	29
TOTAL ASSETS	$275,822	$192,469
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,657	$3,149
Accruals and other current liabilities	6,245	4,145
Financing obligations, current portion	3,135	307
Notes payable, current portion and net of discount	—	2,635
Total current liabilities	12,037	10,236
Financing obligations, net of current portion	5,346	598
Derivative liabilities associated with Medicis settlement	1,414	1,541
Deferred rent	3,773	3,725
TOTAL LIABILITIES	22,570	16,100
Commitments and Contingencies
Convertible preferred stock, par value $0.001 per share — 5,000,000 shares authorized both as of December 31, 2015 and 2014; no shares issued and outstanding both as of December 31, 2015 and 2014	—	—
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share — 95,000,000 shares authorized both as of December 31, 2015 and 2014; 28,288,464 and 23,774,465 shares issued and outstanding as of December 31, 2015 and 2014, respectively	28	24
Additional paid-in capital	585,537	435,142
Accumulated other comprehensive loss	(40)	—
Accumulated deficit	(332,273)	(258,797)
TOTAL STOCKHOLDERS’ EQUITY	253,252	176,369
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$275,822	$192,469

REVANCE THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$75	$75	$300	$383
Operating expenses:
Research and development	14,956	9,129	47,529	33,390
General and administrative	6,905	4,792	25,088	19,043
Total operating expenses	21,861	13,921	72,617	52,433
Loss from operations	(21,786)	(13,846)	(72,317)	(52,050)
Interest income	87	26	231	44
Interest expense	(356)	(336)	(1,190)	(10,672)
Change in fair value of derivative liabilities associated with the convertible notes	—	—	—	4,032
Changes in fair value of derivative liabilities associated with Medicis settlement	67	106	127	(320)
Change in fair value of common stock warrant liability	—	—	—	(2,151)
Change in fair value of convertible preferred stock warrant liability	—	—	—	(210)
Loss on settlement of preferred stock warrant	—	—	—	(1,356)
Other expense, net	(106)	(162)	(327)	(234)
Net loss	$(22,094)	$(14,212)	$(73,476)	$(62,917)
Unrealized loss on available for sale securities	(50)	—	(40)	—
Comprehensive loss	(22,144)	(14,212)	(73,516)	(62,917)
Net loss attributable to common stockholders:
Basic	$(22,094)	$(14,212)	$(73,476)	$(62,917)
Diluted	$(22,094)	$(14,212)	$(73,476)	$(62,917)
Net loss per share attributable to common stockholders:
Basic	$(0.83)	$(0.60)	$(3.02)	$(3.24)
Diluted	$(0.83)	$(0.60)	$(3.02)	$(3.24)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders:
Basic	26,460,955	23,492,415	24,340,466	19,391,523
Diluted	26,460,955	23,492,415	24,340,466	19,391,523

Revance Therapeutics, Inc.
2015 Financial Results

Reconciliation of GAAP Operating Expense to Non-GAAP Expense
(In thousands)

	Quarter Ended December 31, 2015	Year Ended December 31, 2015
Operating expense:
GAAP operating expense	$21,862	$72,617
Adjustments:
Stock-based compensation	(5,074)	(12,388)
Depreciation	(409)	(1,995)
Non-GAAP operating expense	$16,379	$58,234

Revance Therapeutics, Inc.
2016 Financial Guidance

Reconciliation of GAAP Operating Expense to Non-GAAP Expense
(In thousands)

	Fiscal Year
	2016
	Low	High
Operating expense:
GAAP operating expense	$112,000	$125,000
Adjustments:
Stock-based compensation	(15,000)	(17,000)
Depreciation	(2,000)	(3,000)
Non-GAAP operating expense	$95,000	$105,000

Reconciliation of GAAP R&D Expense to Non-GAAP R&D Expense
(In thousands)

	Fiscal Year
	2016
	Low	High
Operating expense:
GAAP R&D expense	$82,000	$90,000
Adjustments:
Stock-based compensation	(8,000)	(9,000)
Depreciation	(2,000)	(3,000)
Non-GAAP R&D expense	$72,000	$78,000